RESTATED CERTIFICATE OF INCORPORATION
OF
EXTERRAN CORPORATION
a Delaware corporation

Exterran Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, acting by its duly authorized officer, does hereby certify that:

FIRST:        The name of the corporation is Exterran Corporation. The name under which this Corporation was originally incorporated is Exterran SpinCo, Inc.

SECOND:    The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on March 2, 2015.

THIRD:    This Restated Certificate of Incorporation restates and integrates, but does not further amend, the currently effective provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as previously amended, and there is no discrepancy between those provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as previously amended, and this Restated Certificate of Incorporation.

FOURTH:    This Restated Certificate of Incorporation was duly adopted and approved by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation hereby reads in its entirety as follows:

ONE:        The name of the corporation is Exterran Corporation (hereinafter referred to as the “Corporation”).

TWO:        The address of the registered office of the Corporation in the State of Delaware is 1675 South State Street, Suite B, Dover, Delaware 19901. The name of the registered agent of the Corporation at that address is Capitol Services, Inc.

THREE:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”), as it now exists or may hereafter be amended and supplemented.

FOUR:    The total number of shares of all classes of stock which the Corporation shall have authority to issue is 300 million, consisting of 250 million shares of Common Stock, par value one cent ($0.01) per share (the “Common Stock”), and 50 million shares of Preferred Stock, par value one cent ($0.01) per share (the “Preferred Stock”).

SECTION 1. Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by law, to provide for the issuance from time to time of shares of Preferred Stock in one or more series, and by adopting a resolution or resolutions providing for the issuance of shares of such series and by filing a certificate of designations relating thereto in accordance with the GCL (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and such voting powers, full or limited, or no voting powers, and to fix the designation, powers, preferences, and relative participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, without a separate class vote of the holders of the Preferred Stock, or of any series thereof, irrespective of the provisions of Section 242(b)(2) of the GCL, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

SECTION 2. Common Stock.
A.Except as otherwise provided in this Article Four or required by law, each registered holder of Common Stock shall be entitled to one vote for each share of such Common Stock held by such holder on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Restated Certificate of Incorporation (including any Preferred Stock Designation).
B.Except as otherwise provided in this Article Four or required by law and subject to the rights of the holders of any series of Preferred Stock,
(i)Holders of Common Stock shall be entitled to elect directors of the Corporation; and
(ii)Holders of Common Stock shall be entitled to vote on all other matters properly submitted to a vote of stockholders of the Corporation.
C.The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, without a separate class vote of the holders of Common Stock, irrespective of the provisions of Section 242(b)(2) of the GCL.

FIVE:        The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
A.The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
B.The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
C.Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
D.Special meetings of stockholders of the Corporation may only be called by the Chairman of the Board, if any, any Vice Chairman or the President, or by a resolution adopted by a majority of the Whole Board. For purposes of this Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of directors that the Corporation would have if there were no vacancies or unfilled newly created directorships.

SIX:
A.Subject to the rights of the holders of any series of Preferred Stock to elect additional directors, the number of directors shall be fixed from time to time only by a resolution adopted by a majority of the Whole Board.
B.Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law, be filled only by a resolution adopted by a majority of the Whole Board, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
C.Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
D.Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SEVEN:    In furtherance and not in limitation of the powers conferred by the GCL, the Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation, without any action on the part of the stockholders. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation, whether adopted by them or otherwise; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws of the Corporation.

EIGHT:    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.
Any amendment, repeal or modification of the foregoing paragraph, or the adoption of any provision of the Restated Certificate of Incorporation inconsistent with the foregoing paragraph, shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

NINE:        Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the GCL or this Restated Certificate of Incorporation or the Bylaws of the Corporation, or as to which the GCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Nine.

TEN:        From time to time any of the provisions of this Restated Certificate of Incorporation may be amended, altered, changed or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Restated Certificate of Incorporation are granted subject to the provisions of this Article Ten.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed on behalf of the corporation by its duly authorized officer this 30th day of April, 2018.

EXTERRAN CORPORATION

By:	/s/ DAVID A. BARTA
Name:	David A. Barta
Title:	Senior Vice President and Chief Financial Officer